Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FOURTH QUARTER FINANCIAL RESULTS

January 27, 2020

McKINNEY, Texas, January 27, 2020 -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $50.2 million, or $1.17 per diluted share, for the quarter ended December 31, 2019 compared to $34.0 million, or $1.11 per diluted share, for the quarter ended December 31, 2018 and $55.6 million, or $1.30 per diluted share, for the quarter ended September 30, 2019.

For the year ended December 31, 2019, the Company reported net income of $192.7 million, or $4.46 per diluted share, compared to $128.3 million, or $4.33 per diluted share, for the year ended December 31, 2018, a 50.3% dollar increase.

Highlights

•	Continued solid financial performance in the fourth quarter:

◦	Earnings of $50.2 million, or $1.17 per diluted share and adjusted (non-GAAP) net income of $56.8 million, or $1.32 per diluted share

◦	Return on average assets of 1.32% and adjusted (non-GAAP) return on average assets of 1.49%

◦	Return on average equity of 8.57%, (non-GAAP) return on tangible equity of 16.20% and adjusted (non-GAAP) return on tangible equity of 18.32%

•	Strong organic deposit growth of 10.4% and disciplined organic loan growth of 4.8% in 2019

•	Continued strong credit quality with metrics remaining at low levels

•	Announced an all-stock merger of equals with Texas Capital Bancshares, Inc. to create a premier Texas-based bank

Independent Bank Group Chairman and CEO David R. Brooks said, “This was another great year for our company with record earnings, disciplined growth, and an emphasis on maintaining our superior credit quality metrics. Our continued strong financial performance allowed us to enhance value for shareholders last year through reporting strong ROA and ROE, strategic share repurchases, and an increased dividend.” Brooks continued, “We were pleased to announce our merger of equals with Texas Capital, and we look forward to embarking on the next phase of our company’s growth with enhanced capabilities to serve our customers and communities. We believe that this complementary merger of equals and our continued focus on execution in our core markets position us for a successful 2020.”

Fourth Quarter 2019 Operating Results

Net Interest Income

•
Net interest income was $128.1 million for fourth quarter 2019 compared to $87.1 million for fourth quarter 2018 and $125.4 million for third quarter 2019. The increase in net interest income from the previous year was primarily due to increased average earning assets and purchase accounting accretion resulting primarily from the acquisition of Guaranty Bancorp. The increase from the linked quarter is primarily due to decreased interest expense as a result of a declining interest rate environment.

•
The average balance of total interest-earning assets grew by $4.6 billion and totaled $13.3 billion for the quarter ended December 31, 2019 compared to $8.7 billion for the quarter ended December 31, 2018 and increased $355.8 million from $13.0 billion for the quarter ended September 30, 2019. The increase from the prior year was primarily due to $3.4 billion in earning assets acquired in the Guaranty transaction as well as organic growth. The increase from the linked quarter is primarily related to an increase in average loan balances including mortgage warehouse purchase loans.

•
The yield on interest-earning assets was 4.90% for fourth quarter 2019 compared to 5.15% for fourth quarter 2018 and 5.06% for third quarter 2019. The decrease from the prior year was due primarily to lower rates on interest-earning assets due to decreases in the Fed Funds rate during the last half of 2019, off-set by increased acquired loan accretion due to the Guaranty acquisition. The decrease from the linked quarter is primarily due to lower loan yields, which decreased 15 basis points excluding accretion, offset by a slight increase in loan accretion from the linked quarter.

•
The cost of interest-bearing liabilities, including borrowings, was 1.54% for fourth quarter 2019 compared to 1.64% for fourth quarter 2018 and 1.72% for third quarter 2019. The decrease from the prior year and linked quarter is primarily due to lower rates offered on our deposits, primarily commercial money market accounts, resulting from decreases in interest rates on deposit products tied to Fed Funds rates, as well as rate decreases on short-term FHLB advances and our other debt.

•
The net interest margin was 3.81% for fourth quarter 2019 compared to 3.98% for fourth quarter 2018 and 3.84% for third quarter 2019. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality, was 3.79% for fourth quarter 2019 compared to 3.93% for fourth quarter 2018 and 3.82% for third quarter 2019. The decrease in net interest margin from the prior year and linked quarter was primarily due to the three decreases in the Fed funds rate during the last half of the 2019. In addition, the quarter ended December 31, 2019 includes $10.8 million of loan accretion versus $9.9 million in third quarter 2019. The net interest margin excluding all loan accretion decreased five basis points to 3.49% for fourth quarter 2019 compared to 3.54% in third quarter 2019 primarily as a result of lower loan yields.

Noninterest Income

•	Total noninterest income increased $8.3 million compared to fourth quarter 2018 and decreased $9.1 million compared to third quarter 2019.

•
The increase from the prior year primarily reflects increases of $2.3 million in service charges, $2.1 million in investment advisory and trust services, $548 thousand in earnings on bank owned life insurance and $1.4 million in other noninterest income all resulting primarily from the additional accounts acquired in the Guaranty transaction. Additionally, the increase reflects a $1.3 million gain on sale of the trust business, which was sold in October 2019.

•
The decrease from the linked quarter primarily reflects decreases of $982 thousand in mortgage banking and $8.3 million in gains from the sales of two loan pools and a branch recorded in third quarter offset by the trust sale in fourth quarter noted above. The decrease in mortgage revenue is primarily a result of seasonality in the market demand.

Noninterest Expense

•	Total noninterest expense increased $28.5 million compared to fourth quarter 2018 and increased $3.4 million compared to third quarter 2019.

•
The increase in noninterest expense compared to fourth quarter 2018 is due primarily to increases of $12.5 million in salaries and benefits, $3.2 million in occupancy expenses, $1.5 million in data processing, $1.7 million in amortization of other intangibles, $2.0 million in professional fees, $4.8 million in acquisition expense, and $2.0 million in other noninterest expense. The overall increase in salaries and benefits, occupancy, data processing, amortization of other intangibles and other noninterest expense from the prior year is reflective of additional headcount, branch locations and accounts acquired in the January 2019 Guaranty transaction as well as organic growth during the year. Salaries and benefits also includes a $3.0 million expense related to the separation arrangement with a former executive officer. Professional fees increased due to higher legal expenses related to ongoing acquired litigation, and increased consulting expenses related to various projects and new system implementations. The increase in acquisition expense is primarily a result of investment banker and due diligence-related costs totaling $5.0 million related to the announced merger of equals with Texas Capital Bancshares, Inc.

•
The increase from the linked quarter is primarily related to increases of $4.5 million in salaries and benefits, $3.1 million in FDIC assessment, $1.1 million in professional fees offset by decreases of $4.2 million in acquisition expense and $1.7 million in other noninterest expense. The increase in salaries and benefits expense is primarily a result of the executive separation arrangement discussed above as well as increases in contract labor and incentives for deposit growth. The increase in FDIC assessment is related to a $3.2 million Small Bank Assessment Credit recorded in third quarter 2019. The increase in professional fees is due to higher legal and consulting expenses discussed above. Acquisition expense was elevated in the third quarter due to contract terminations and other expense related to the Guaranty deal. The decrease in other noninterest expense is primarily due to $1.2 million of impairments on other assets related to a CRA SBIC fund and a lease right-of-use asset on a closed branch recognized in third quarter 2019.

Provision for Loan Losses

•
Provision for loan loss was $1.6 million for fourth quarter 2019, a decrease of $1.3 million compared to $2.9 million for fourth quarter 2018 and a decrease of $3.6 million compared to $5.2 million for third quarter 2019. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period. The decrease from prior year and the linked quarter was mainly due to a decline in loan growth during fourth quarter 2019. In addition, provision expense was elevated in third quarter 2019 due to two commercial credits which were charged-off during third quarter in excess of the specific reserves placed on them in previous periods.

•
The allowance for loan losses was $51.5 million, or 0.47% of total loans held for investment, net of mortgage warehouse purchase loans, at December 31, 2019, compared to $44.8 million, or 0.58% at December 31, 2018, and compared to $50.4 million, or 0.46% at September 30, 2019. The dollar increase from prior year is primarily due to additional general reserves for organic loan growth. In addition, the decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Guaranty transaction were recorded at fair value without an allowance at the respective acquisition date.

Income Taxes

•
Federal income tax expense of $14.1 million was recorded for the quarter ended December 31, 2019, an effective rate of 21.9% compared to tax expense of $8.3 million and an effective rate of 19.6% for the quarter ended December 31, 2018 and tax expense of $14.9 million and an effective rate of 21.1% for the quarter ended September 30, 2019. The increase in the effective tax rate compared to prior year is a result of increased state income tax expense.

Fourth Quarter 2019 Balance Sheet Highlights

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $10.9 billion at December 31, 2019 and September 30, 2019 and $7.7 billion at December 31, 2018. Despite flat balances in fourth quarter 2019, loans held for investment increased $3.2 billion from December 31, 2018, or 41.6%, $2.8 billion of which was acquired in the Guaranty acquisition, and $505.3 million of which was organic growth, or 4.8% for the year over year period, offset by $792 thousand of loans transferred with the branch sale.

•
Average mortgage warehouse purchase loans were $575.0 million for the quarter ended December 31, 2019 compared to $434.1 million for the quarter ended September 30, 2019, representing an increase of $140.8 million, or 32.4% for the quarter, and compared to $120.9 million for the quarter ended December 31, 2018, an increase of $454.0 million, or 375.5% year over year. The change from the linked quarter and prior year quarter is reflective of the Company's focused attention to grow the warehouse line of business during the respective periods.

•	Commercial real estate (CRE) loans were $5.9 billion at December 31, 2019 and September 30, 2019, and $4.1 billion at December 31, 2018, or 50.4%, 51.0% and 52.3% of total loans, respectively.

Asset Quality

•
Total nonperforming assets increased to $31.5 million, or 0.21% of total assets at December 31, 2019, compared to $18.4 million or 0.12% of total assets at September 30, 2019, and increased from $16.9 million, or 0.17% of total assets at December 31, 2018.

•
Total nonperforming loans increased to $26.6 million, or 0.24% of total loans at December 31, 2019, from $11.9 million, or 0.11% of total loans at September 30, 2019, and increased from $12.6 million, or 0.16% of total loans at December 31, 2018.

•
The increase in nonperforming loans and nonperforming assets from the linked quarter and prior year is primarily due to a $14.5 million commercial energy loan that has matured and is pending workout at the end of fourth quarter 2019. The net increase in nonperforming assets from the linked quarter was also offset from a partial write down and subsequent sale of a $1.5 million other real estate owned property.

•
Charge-offs were 0.02% annualized in the fourth quarter 2019 compared to 0.21% annualized in the linked quarter and 0.01% annualized in the prior year quarter. Charge-offs were elevated in third quarter 2019 due to charge-offs totaling $5.6 million on two commercial credits.

Deposits and Borrowings

•
Total deposits were $11.9 billion at December 31, 2019 compared to $11.7 billion at September 30, 2019 and compared to $7.7 billion at December 31, 2018. The increase in deposits from the linked quarter is primarily due to $213.5 million of organic growth, or 7.2% for the quarter, annualized. The increase in deposits from the prior year is due to $3.1 billion of deposits acquired in the Guaranty acquisition, as well as organic growth of $1.1 billion, or 10.4%, for the year over year period, offset by $27.7 million of deposits transferred with the branch sale.

•
Total borrowings (other than junior subordinated debentures) were $527.3 million at December 31, 2019, a decrease of $240.4 million from September 30, 2019 and an increase of $99.9 million from December 31, 2018. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity and to fund mortgage warehouse purchase loans. The change from the prior year also reflects the addition of $40 million in subordinated debt assumed in the Guaranty acquisition as well as $24.5 million in borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

•
Independent Bank Group is well capitalized under regulatory guidelines. At December 31, 2019, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.76%, 9.32%, 10.19% and 11.83%, respectively, compared to 9.42%, 9.21%, 9.85%, and 11.49%, respectively, at September 30, 2019.

Subsequent Events
The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended December 31, 2019 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of December 31, 2019 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call

A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held on Tuesday, January 28, 2020 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://webcasts.eqs.com/indepbankgroup20200128 or by calling 1-877-407-0989 and by identifying the meeting number 13697820 or by identifying "Independent Bank Group Fourth Quarter 2019 Earnings Conference Call." The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from January 28, 2020 through February 4, 2020 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended December 31, 2019 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect the Company's future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates on loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount and sources of liquidity that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent

Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies, as well as changes in regulatory requirements applicable to, and resulting from regulatory supervision of, the Company and Independent Bank as a financial institution with total assets greater than $10 billion; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between the Company and Texas Capital Bancshares, Inc. (“TCBI”); (33) the outcome of any legal proceedings that may be instituted against the Company or TCBI, delays in completing the transaction; (34) the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; (35) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where the Company and TCBI do business; (36) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (37) the ability to complete the transaction and integration of the Company and TCBI successfully; (38) the dilution caused by the Company’s issuance of additional shares of its capital stock in connection with the transaction; (39) technology-related changes are harder to make or are more expensive than expected; (40) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (41) the potential impact of technology and “FinTech” entities on the banking industry generally; (42) our success at managing the risks involved in the foregoing items; and (43) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 28, 2019, under the heading “Risk Factors,” and other reports and statements filed by the Company with the SEC as well as those described in TCBI's Annual Report on Form 10-K filed on February 14, 2019, and other reports and statements filed by TCBI with the SEC. Any forward-looking statement made by the Company in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income,” “adjusted earnings,” “tangible book value,” “tangible book value per common share,” “adjusted efficiency ratio,” “tangible common equity to tangible assets,” “adjusted net interest margin,” “return on tangible equity,” “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

CONTACTS:

Analysts/Investors:

Paul Langdale Senior Vice President, Director of Corporate Development (972) 562-9004 plangdale@ibtx.com	Michelle Hickox Executive Vice President, Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

James Tippit Executive Vice President, Head of Corporate Responsibility (972) 562-9004 jtippit@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Income Statement Data
Interest income	$164,386	$165,307	$167,663	$155,576	$112,805
Interest expense	36,317	39,914	38,020	33,924	25,697
Net interest income	128,069	125,393	129,643	121,652	87,108
Provision for loan losses	1,609	5,233	4,739	3,224	2,910
Net interest income after provision for loan losses	126,460	120,160	124,904	118,428	84,198
Noninterest income	18,229	27,324	16,199	16,424	9,887
Noninterest expense	80,343	76,948	77,978	86,595	51,848
Income tax expense	14,110	14,903	13,389	11,126	8,273
Net income	50,236	55,633	49,736	37,131	33,964
Adjusted net income (1)	56,799	57,827	52,928	52,028	34,120

Per Share Data (Common Stock)
Earnings:
Basic	$1.17	$1.30	$1.15	$0.85	$1.11
Diluted	1.17	1.30	1.15	0.85	1.11
Adjusted earnings:
Basic (1)	1.32	1.35	1.22	1.19	1.12
Diluted (1)	1.32	1.35	1.22	1.19	1.12
Dividends	0.25	0.25	0.25	0.25	0.14
Book value	54.48	53.52	52.37	51.17	52.50
Tangible book value (1)	28.99	27.89	26.66	25.84	27.44
Common shares outstanding	42,950,228	42,952,642	42,953,818	43,665,793	30,600,582
Weighted average basic shares outstanding (3)	42,951,701	42,950,749	43,331,988	43,759,348	30,503,062
Weighted average diluted shares outstanding (3)	42,951,701	42,950,749	43,331,988	43,759,348	30,503,062

Selected Period End Balance Sheet Data
Total assets	$14,958,207	$14,959,127	$14,708,922	$14,145,383	$9,849,965
Cash and cash equivalents	565,170	570,101	579,447	431,799	130,779
Securities available for sale	1,085,936	1,083,816	1,104,520	1,074,310	685,350
Loans, held for sale	35,645	32,929	106,489	22,598	32,727
Loans, held for investment, excluding mortgage warehouse purchase loans	10,928,653	10,936,136	10,784,041	10,692,183	7,717,510
Mortgage warehouse purchase loans	687,317	660,650	453,492	251,258	170,290
Allowance for loan losses	51,461	50,447	51,075	46,505	44,802
Goodwill and other intangible assets	1,094,762	1,100,876	1,104,187	1,105,705	766,839
Other real estate owned	4,819	6,392	10,972	6,018	4,200
Noninterest-bearing deposits	3,240,185	3,218,055	3,153,001	3,089,794	2,145,930
Interest-bearing deposits	8,701,151	8,509,830	8,377,586	8,149,632	5,591,864
Borrowings (other than junior subordinated debentures)	527,251	767,642	792,534	538,425	427,316
Junior subordinated debentures	53,824	53,775	53,725	53,676	27,852
Total stockholders' equity	2,339,773	2,298,932	2,249,342	2,234,202	1,606,433

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the Quarter Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Selected Performance Metrics
Return on average assets	1.32%	1.50%	1.39%	1.08%	1.34%
Return on average equity	8.57	9.68	8.90	6.78	8.51
Return on tangible equity (4)	16.20	18.74	17.52	13.55	16.52
Adjusted return on average assets (1)	1.49	1.56	1.47	1.51	1.35
Adjusted return on average equity (1)	9.69	10.06	9.47	9.51	8.55
Adjusted return on tangible equity (1) (4)	18.32	19.48	18.65	18.98	16.60
Net interest margin	3.81	3.84	4.11	4.05	3.98
Adjusted net interest margin (2)	3.79	3.82	4.03	4.01	3.93
Efficiency ratio	52.75	48.27	51.25	60.37	51.91
Adjusted efficiency ratio (1)	46.44	42.98	47.39	47.05	51.26

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.21%	0.12%	0.19%	0.12%	0.17%
Nonperforming loans to total loans held for investment (6)	0.24	0.11	0.16	0.10	0.16
Nonperforming assets to total loans held for investment and other real estate (6)	0.29	0.17	0.26	0.16	0.22
Allowance for loan losses to nonperforming loans	193.35	424.17	302.15	433.82	354.73
Allowance for loan losses to total loans held for investment (6)	0.47	0.46	0.47	0.43	0.58
Net charge-offs to average loans outstanding (annualized)	0.02	0.21	0.01	0.06	0.01

Capital Ratios
Estimated common equity Tier 1 capital to risk-weighted assets	9.76%	9.42%	9.22%	9.60%	10.05%
Estimated tier 1 capital to average assets	9.32	9.21	9.06	9.33	9.57
Estimated tier 1 capital to risk-weighted assets	10.19	9.85	9.66	10.07	10.41
Estimated total capital to risk-weighted assets	11.83	11.49	11.51	11.96	12.58
Total stockholders' equity to total assets	15.64	15.37	15.29	15.79	16.31
Tangible common equity to tangible assets (1)	8.98	8.65	8.42	8.65	9.24
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes unexpected income recognized on credit impaired acquired loans of $791, $618, $2,695, $1,016 and $967, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality.
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years Ended December 31, 2019 and 2018
(Unaudited)

	Years Ended December 31,
	2019	2018
Per Share Data
Net income - basic	$4.46	$4.33
Net income - diluted	4.46	4.33
Cash dividends	1.00	0.54
Book value	54.48	52.50

Outstanding Shares
Period-end shares	42,950,228	30,600,582
Weighted average shares - basic(1)	43,245,418	29,599,119
Weighted average shares - diluted(1)	43,245,418	29,599,119

Selected Annual Ratios
Return on average assets	1.32%	1.35%
Return on average equity	8.50	8.69
Net interest margin	3.95	3.97

(1) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Interest income:
Interest and fees on loans	$153,963	$106,798	$611,589	$384,791
Interest on taxable securities	5,223	3,763	21,324	14,007
Interest on nontaxable securities	2,056	1,105	8,482	4,580
Interest on interest-bearing deposits and other	3,144	1,139	11,537	3,912
Total interest income	164,386	112,805	652,932	407,290
Interest expense:
Interest on deposits	30,834	20,761	123,384	60,767
Interest on FHLB advances	1,849	2,410	10,173	10,264
Interest on other borrowings and repurchase agreements	2,916	2,099	11,590	8,398
Interest on junior subordinated debentures	718	427	3,028	1,609
Total interest expense	36,317	25,697	148,175	81,038
Net interest income	128,069	87,108	504,757	326,252
Provision for loan losses	1,609	2,910	14,805	9,860
Net interest income after provision for loan losses	126,460	84,198	489,952	316,392
Noninterest income:
Service charges on deposit accounts	5,891	3,617	24,500	14,224
Investment management and trust	2,092	—	9,330	—
Mortgage banking revenue	3,842	3,378	15,461	15,512
Gain on sale of loans	—	—	6,779	—
Gain on sale of branch	—	—	1,549	—
Gain on sale of trust business	1,319	—	1,319	—
Gain on sale of other real estate	24	56	875	269
Gain (loss) on sale of securities available for sale	10	(232)	275	(581)
(Loss) gain on sale and disposal of premises and equipment	—	—	(585)	123
Increase in cash surrender value of BOLI	1,390	842	5,525	3,170
Other	3,661	2,226	13,148	9,507
Total noninterest income	18,229	9,887	78,176	42,224
Noninterest expense:
Salaries and employee benefits	42,126	29,625	162,683	111,697
Occupancy	9,676	6,491	37,654	24,786
Data processing	4,415	2,893	17,103	10,754
FDIC assessment	994	1,093	1,065	3,306
Advertising and public relations	585	607	2,527	1,907
Communications	1,235	809	5,145	3,353
Other real estate owned expenses, net	116	47	418	318
Impairment of other real estate	377	—	1,801	85
Amortization of other intangible assets	3,175	1,496	12,880	5,739
Professional fees	3,165	1,129	7,936	4,556
Acquisition expense, including legal	5,270	486	33,445	6,157
Other	9,209	7,172	39,207	25,961
Total noninterest expense	80,343	51,848	321,864	198,619
Income before taxes	64,346	42,237	246,264	159,997
Income tax expense	14,110	8,273	53,528	31,738
Net income	$50,236	$33,964	$192,736	$128,259

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

	December 31,
Assets	2019	2018
Cash and due from banks	$186,299	$102,024
Interest-bearing deposits in other banks	378,871	28,755
Cash and cash equivalents	565,170	130,779
Certificates of deposit held in other banks	5,719	1,225
Securities available for sale, at fair value	1,085,936	685,350
Loans held for sale	35,645	32,727
Loans, net	11,562,814	7,839,695
Premises and equipment, net	242,874	167,866
Other real estate owned	4,819	4,200
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	30,052	26,870
Bank-owned life insurance (BOLI)	215,081	129,521
Deferred tax asset	6,943	13,180
Goodwill	994,021	721,797
Other intangible assets, net	100,741	45,042
Other assets	108,392	51,713
Total assets	$14,958,207	$9,849,965

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,240,185	$2,145,930
Interest-bearing	8,701,151	5,591,864
Total deposits	11,941,336	7,737,794
FHLB advances	325,000	290,000
Other borrowings	202,251	137,316
Junior subordinated debentures	53,824	27,852
Other liabilities	96,023	50,570
Total liabilities	12,618,434	8,243,532
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	430	306
Additional paid-in capital	1,926,359	1,317,616
Retained earnings	393,674	296,816
Accumulated other comprehensive income (loss)	19,310	(8,305)
Total stockholders’ equity	2,339,773	1,606,433
Total liabilities and stockholders’ equity	$14,958,207	$9,849,965

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	Three Months Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (4)	Average Outstanding Balance	Interest	Yield/ Rate (4)
Interest-earning assets:
Loans (1)	$11,566,271	$153,963	5.28%	$7,762,950	$106,798	5.46%
Taxable securities	756,669	5,223	2.74	591,259	3,763	2.53
Nontaxable securities	321,377	2,056	2.54	164,687	1,105	2.66
Interest-bearing deposits and other	674,247	3,144	1.85	173,999	1,139	2.60
Total interest-earning assets	13,318,564	164,386	4.90	8,692,895	112,805	5.15
Noninterest-earning assets	1,772,818			1,333,256
Total assets	$15,091,382			$10,026,151
Interest-bearing liabilities:
Checking accounts	$4,106,716	$11,332	1.09%	$2,888,198	$8,039	1.10%
Savings accounts	568,007	331	0.23	299,670	241	0.32
Money market accounts	2,112,390	9,262	1.74	1,297,603	7,305	2.23
Certificates of deposit	1,873,835	9,909	2.10	1,136,868	5,176	1.81
Total deposits	8,660,948	30,834	1.41	5,622,339	20,761	1.46
FHLB advances	457,880	1,849	1.60	426,630	2,410	2.24
Other borrowings and repurchase agreements	203,888	2,916	5.67	137,278	2,099	6.07
Junior subordinated debentures	53,807	718	5.29	27,835	427	6.09
Total interest-bearing liabilities	9,376,523	36,317	1.54	6,214,082	25,697	1.64
Noninterest-bearing checking accounts	3,277,539			2,194,848
Noninterest-bearing liabilities	111,144			34,361
Stockholders’ equity	2,326,176			1,582,860
Total liabilities and equity	$15,091,382			$10,026,151
Net interest income		$128,069			$87,108
Interest rate spread			3.36%			3.51%
Net interest margin (2)			3.81			3.98
Net interest income and margin (tax equivalent basis) (3)		$129,057	3.84		$87,613	4.00
Average interest-earning assets to interest-bearing liabilities			142.04			139.89
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.
(4) Yield and rates for the three month periods are annualized.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
For The Years Ended December 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest-earning assets and interest-bearing liabilities together with the average yield on the interest-earning assets and the average cost of the interest-bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans (1)	$11,179,161	$611,589	5.47%	$7,254,635	$384,791	5.30%
Taxable securities	770,927	21,324	2.77	603,474	14,007	2.32
Nontaxable securities	329,687	8,482	2.57	177,348	4,580	2.58
Interest-bearing deposits and other	504,309	11,537	2.29	179,411	3,912	2.18
Total interest-earning assets	12,784,084	652,932	5.11	8,214,868	407,290	4.96
Noninterest-earning assets	1,771,231			1,264,066
Total assets	$14,555,315			$9,478,934
Interest-bearing liabilities:
Checking accounts	$3,953,986	$44,171	1.12%	$2,943,519	$26,593	0.90%
Savings accounts	540,741	1,335	0.25	290,325	703	0.24
Money market accounts	2,047,554	40,837	1.99	998,916	19,043	1.91
Certificates of deposit	1,795,391	37,041	2.06	1,009,644	14,428	1.43
Total deposits	8,337,672	123,384	1.48	5,242,404	60,767	1.16
FHLB advances	464,404	10,173	2.19	515,479	10,264	1.99
Other borrowings and repurchase agreements	201,066	11,590	5.76	137,549	8,398	6.11
Junior subordinated debentures	53,733	3,028	5.64	27,761	1,609	5.80
Total interest-bearing liabilities	9,056,875	148,175	1.64	5,923,193	81,038	1.37
Noninterest-bearing checking accounts	3,139,805			2,052,675
Noninterest-bearing liabilities	91,532			26,378
Stockholders’ equity	2,267,103			1,476,688
Total liabilities and equity	$14,555,315			$9,478,934
Net interest income		$504,757			$326,252
Interest rate spread			3.47%			3.59%
Net interest margin (2)			3.95			3.97
Net interest income and margin (tax equivalent basis) (3)		$508,498	3.98		$328,090	3.99
Average interest-earning assets to interest-bearing liabilities			141.15			138.69
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) A tax-equivalent adjustment has been computed using a federal income tax rate of 21%.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

Totals loans by category
	December 31, 2019		December 31, 2018
	Amount	% of Total	Amount	% of Total
Commercial (1)	$2,482,356	21.3%	$1,361,104	17.2%
Real estate:
Commercial real estate	5,872,653	50.4	4,141,356	52.3
Commercial construction, land and land development	1,236,623	10.6	905,421	11.4
Residential real estate (2)	1,550,872	13.3	1,082,248	13.7
Single-family interim construction	378,120	3.2	331,748	4.2
Agricultural	97,767	0.9	66,638	0.8
Consumer	32,603	0.3	31,759	0.4
Other	621	—	253	—
Total loans	11,651,615	100.0%	7,920,527	100.0%
Deferred loan fees	(1,695)		(3,303)
Allowance for loan losses	(51,461)		(44,802)
Total loans, net	$11,598,459		$7,872,422
(1) Includes mortgage warehouse purchase loans of $687,317 and $170,290 at December 31, 2019 and December 31, 2018, respectively.
(2) Includes loans held for sale of $35,645 and $32,727 at December 31, 2019 and December 31, 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$128,069	$125,393	$129,643	$121,652	$87,108
Unexpected income recognized on credit impaired acquired loans		(791)	(618)	(2,695)	(1,016)	(967)
Adjusted Net Interest Income	(b)	127,278	124,775	126,948	120,636	86,141
Provision Expense - Reported	(c)	1,609	5,233	4,739	3,224	2,910
Noninterest Income - Reported	(d)	18,229	27,324	16,199	16,424	9,887
Gain on sale of acquired loan pools		—	(6,779)	—	—	—
Gain on sale of branch		—	(1,549)	—	—	—
Gain on sale of trust business		(1,319)	—	—	—	—
Gain on sale of other real estate		(24)	(539)	(312)	—	(56)
(Gain) loss on sale of securities available for sale		(10)	—	(20)	(245)	232
Loss (gain) on sale and disposal of premises and equipment		—	315	279	(9)	—
Recoveries on loans charged off prior to acquisition		(425)	(107)	(258)	(1,311)	(109)
Adjusted Noninterest Income	(e)	16,451	18,665	15,888	14,859	9,954
Noninterest Expense - Reported	(f)	80,343	76,948	77,978	86,595	51,848
Separation expense		(3,421)	—	—	—	—
OREO impairment		(377)	—	(988)	(436)	—
Impairment of assets		—	(1,173)	—	—	—
Acquisition expense (4)		(6,619)	(10,885)	(6,069)	(19,171)	(1,094)
Adjusted Noninterest Expense	(g)	69,926	64,890	70,921	66,988	50,754
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$56,799	$57,827	$52,928	$52,028	$34,120

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.49%	1.56%	1.47%	1.51%	1.35%
Adjusted Return on Average Equity (2)		9.69%	10.06%	9.47%	9.51%	8.55%
Adjusted Return on Tangible Equity (2)		18.32%	19.48%	18.65%	18.98%	16.60%
Total Average Assets		$15,091,382	$14,742,618	$14,397,852	$13,975,192	$10,026,151
Total Average Stockholders' Equity		$2,326,176	$2,279,878	$2,241,512	$2,219,533	$1,582,860
Total Average Tangible Stockholders' Equity (3)		$1,230,344	$1,177,851	$1,138,340	$1,111,668	$815,533

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,175	$3,235	$3,235	$3,235	$1,496
Reported Efficiency Ratio	(f - h) / (a + d)	52.75%	48.27%	51.25%	60.37%	51.91%
Adjusted Efficiency Ratio	(g - h) / (b + e)	46.44%	42.98%	47.39%	47.05%	51.26%
(1) Assumes an adjusted effective tax rate of 21.3%, 21.1%, 21.2%, 20.3%, and 19.6% for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) Acquisition expenses include $1,349, $1,420, $2,346, $4,184 and $608, of compensation related expenses in addition to $5,270, $9,465, $3,723, $14,987 and $486 of merger-related expenses for the quarters ended December 31, 2019, September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2019 and 2018
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	December 31,
	2019	2018
Tangible Common Equity
Total common stockholders' equity	$2,339,773	$1,606,433
Adjustments:
Goodwill	(994,021)	(721,797)
Other intangible assets, net	(100,741)	(45,042)
Tangible common equity	$1,245,011	$839,594

Tangible Assets
Total assets	$14,958,207	$9,849,965
Adjustments:
Goodwill	(994,021)	(721,797)
Other intangible assets, net	(100,741)	(45,042)
Tangible assets	$13,863,445	$9,083,126
Common shares outstanding	42,950,228	30,600,582
Tangible common equity to tangible assets	8.98%	9.24%
Book value per common share	$54.48	$52.50
Tangible book value per common share	28.99	27.44